Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated December 9, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting of Fifth Street Finance Corp. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm.”
/s/ GRANT THORNTON LLP
New York, New York
June 4, 2010